Exhibit 14.1

LANDMARK APARTMENT TRUST OF AMERCIA, INC.

CODE OF ETHICS

FOR

PRINCIPAL EXECUTIVE OFFICER AND SENIOR FINANCIAL OFFICERS

ADOPTED AUGUST 9, 2012

I. INTRODUCTION

This Code of Ethics (this “Code”) for the principal executive officer (the “CEO”), executive chairman, principal financial officer and principal accounting officer or controller, or persons performing similar functions (collectively, the “Covered Officers”), has been adopted by the Board of Directors (the “Board”) of Landmark Apartment Trust of America, Inc. (the “Company”) to promote honest and ethical conduct, proper disclosure of financial information in the Company’s periodic reports, compliance with applicable laws, rules and regulations, and the prompt reporting of violations of this Code, in each case by the Company’s CEO and senior officers who have financial responsibilities.

II. STANDARDS

To the best of their knowledge and ability, each Covered Officer shall:

•	Act with honesty and integrity, in an ethical manner;

•	Act in good faith, with due care and diligence, without misrepresenting material facts;

•	Exercise independent judgment;

•	Avoid actual or apparent conflicts of interest in personal and professional relationships;

•	Take measures to achieve responsible use of and control over the Company’s assets, resources and information employed by, or entrusted to, them;

•

Provide information that is accurate, complete, objective and relevant, in a timely and understandable manner, for reports and documents that the Company files with, or submits to, the Securities and Exchange Commission (the “SEC”) and the public to ensure that such reports and documents contain full, fair, accurate, timely and understandable disclosures;

•	Comply with applicable laws, rules and regulations of federal, state and local governments and other appropriate regulatory agencies governing the conduct or operations of the Company;

•	Accept accountability for adherence to this Code;

•	Respect the confidentiality of information acquired in the course of performing duties for the Company, except when authorized or otherwise legally obligated to disclose such information; and

•	Proactively promote ethical and honest behavior within the Company.

III. FINANCIAL RECORDS AND PERIODIC REPORTS

Covered Officers shall establish and manage the Company’s transactional and reporting systems and procedures to provide reasonable assurance that:

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Business transactions are properly authorized and completely, timely and accurately recorded on the Company’s books and records in accordance with Generally Accepted Accounting Principles, rules promulgated by the SEC, regulatory requirements and established policies of the Company; and

•	The retention or proper disposal of the Company’s records are in accordance with established Company financial policies and applicable legal and regulatory requirements.

IV. REPORTING

Each Covered Officer shall promptly, upon becoming aware thereof, bring to the attention of the Chairman of the Board’s Audit Committee:

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Any act or any violation of this Code by any Covered Officer or any act by any other person or entity (whether or not subject to this Code) that would be a violation of this Code if such person or entity were a Covered Officer;

•	Any recognized potential conflict of interest of the Covered Officer or any other employee, officer or agent of the Company;

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Any information that indicates that any disclosures made or to be made by the Company in its public filings were materially false or misleading, omitted to state a material fact or omitted to state a material fact necessary in order to make a statement in such filing not false or misleading;

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Any information concerning a material violation by the Company or any employee, officer or agent of the Company or by any other person or entity of laws, rules or regulations, including, without limitation, securities laws, rules and regulations, applicable to the Company or its business or operations;

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Any information concerning significant deficiencies in the design or operation of the Company’s internal controls which could adversely affect the Company’s ability to record, process, summarize or report financial data; and

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Any information concerning any fraud, whether or not material, that involves management or other agents of the Company who have a significant role in the Company’s financial reporting, disclosures or internal controls.

V. ENFORCEMENT

Violations of this Code should be reported to the Chairman of the Board’s Audit Committee. The Board shall determine appropriate actions to be taken in the event of violations of this Code. Such actions shall be reasonably designed to deter wrongdoing and to promote accountability for not adhering to this Code and may result in disciplinary action, up to and including suspension and/or termination of employment or association with the Company, as well as civil and criminal charges. A failure to report apparent violations, covering up violations or apparent violations, retaliating against or disciplining a person for reporting a violation or apparent violation, or obstructing an investigation of an alleged or apparent violation shall also be a violation of this Code.

VI. AMENDMENT

Any amendment to this Code may be made only by the Board of Directors or an authorized Board committee, and must be promptly disclosed to the Company’s stockholders through posting on the Company’s website, a filing with the SEC on Form 8-K or other method permitted by the rules of the SEC.

VII. WAIVERS

The Board of Directors or an authorized Board committee shall have the sole and absolute discretionary authority to approve any waiver (including implicit waiver) from any provision of this Code. Any waiver (including implicit waiver) and the grounds for such waiver for a Covered Officer, shall be timely disclosed through posting on the Company’s website, a filing with the SEC on Form 8-K or other method permitted by the rules of the SEC.

VIII. POSTING REQUIREMENT

The Company shall post this Code on the Company’s website as required by applicable rules and regulations. In addition, the Company shall disclose in its annual report that a copy of this Code is available on the Company’s website and provide the website address.

IX. OTHER POLICIES AND PROCEDURES

This Code shall be the sole code of ethics adopted by the Company for purposes of Section 406 of the Sarbanes-Oxley Act of 2002 and the rules thereunder. The Company has adopted a code of business conduct and ethics, to which the Covered Officers also are subject, which is not part of this Code.

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